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                                                                   EXHIBIT 10.12

                              [NITROMED LETTERHEAD]


                                  July 14, 1997


Michael D. Loberg, Ph.D.
1770 Dolington Road
New Town, PA 18940

Dear Michael:

We would like to formally offer you the position of Chief Executive Officer of NitroMed. I know you share with us the enthusiasm for building an excellent and successful company. I should add that the employees of the Company, the scientific founder, and the board of directors are very excited about your joining the Company.

The terms of the offer arc described below:

     Start Date:              On or before September 1, 1997

     Reporting to:            Board of Directors

     Base Salary:             $245,000, to be reviewed annually and adjusted by
                              the Board of Directors to reflect performance.

     Performance Bonus:       Annual bonus based upon performance and the
                              achievement of milestones mutually agreed upon by you and the Board of Directors in an amount up to 35% of base salary.

     Stock: Options granted under the Company's stock option plan of 350,000 -- 5% of the outstanding shares of the Company on a fully diluted basis. These options would vest at 20% per year over four years, with the initial 20% vesting to occur on your start date and subsequent vesting on each of the next four anniversaries thereof. The exercise price of these options will be the fair market value as set by the Board of Directors on the day you commence employment. The Company commits to directionally correcting this position following the next round of financing. In the event that the Company is sold or is a party to a merger in which the stockholders of the Company do not collectively own a majority of the stock of the surviving entity [ a "sale of the Company"], your non-vested options will become 50% vested. Additionally, if your employment with the Company is terminated for reasons other than cause within 12 months after a sale of the Company, the remainder of

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                              your non-vested options will become 100% vested.

     Severance:               Should your employment with the Company be
                              terminated for reasons other than cause, you will receive six months' base salary as termination payment.

     Agreements:              As a condition of employment, you will be required
                              to sign the Company's invention, non-disclosure and non-compete agreements.

     Moving Costs:            The Company will reimburse you up to $100,000 for
                              all reasonable expenses incurred in the sale of your current house, removal of your household goods, and expenses incurred in the purchase of a home in the Boston area.

This offer is open through July 22, 1997 and is subject to a satisfactory pre-employment physical exam including drug screen and review by your attorneys.

I am personally very much looking forward to working with you and having you as part of the NitroMed team.

Sincerely


/s/ Mark Leschly
-----------------
Mark Leschly
Director

                                          Agreed and Accepted by:


                                          /s/ Michel D. Loberg
                                          -----------------------------
                                          Michael D. Loberg, Ph.D.